Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-111761 and 333-115022 on Form S-8 of Frederick County Bancorp, Inc., of our report, dated February 24, 2010, relating to our audits of the consolidated financial statements which appear in the Annual Report on Form 10-K of Frederick County Bancorp, Inc. for the year ended December 31, 2009.

/s/ Stegman & Company

Baltimore, Maryland

February 24, 2010